Exhibit 99.1

  Digital Recorders, Inc. Announces First Quarter Preliminary Results;
              Revenues Up 27 Percent With Improved Results

    DALLAS--(BUSINESS WIRE)--April 21, 2003--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital-communications and audio-enhancement systems, announced today first quarter 2003 revenues are preliminarily expected to be $10.9 million, which would be an increase of 27 percent over revenues for the same period in fiscal year 2002; final first quarter results will be announced by Thursday, May 15, 2003.

    First Quarter 2003

    "As we expected, the first quarter will be a substantial improvement with a loss of less than $250,000, as compared to the $770,000 loss posted in first quarter 2002. Thus, we are starting the year in a stronger position than in fiscal year 2002. Our law enforcement segment, which had been running well below expectations, produced a 70 percent increase in revenues and a profitable quarter. The transportation segment also saw notable gains," David L. Turney, the Company's Chairman, Chief Executive Officer and President, said.

    Fiscal Year 2003 Outlook

    "In fiscal year 2003, we expect to achieve between $52 million to $57 million in revenues given the increased demand for existing products and services, as well as due to an extension of the Company's services and product offerings, including new products in virtually all business units. We have increased our market activity in North America, South America, Europe, Asia and Australia. In addition, as previously stated, fiscal year 2003 is expected to be profitable; preliminarily, we place that in a range of $0.20 to $0.35 earnings per share," Mr. Turney said.

    Annual Meeting Reminder

    DRI's Annual Meeting of Shareholders will be held Wednesday, April 30, 2003, at 10 a.m. (Eastern) at the Radisson Governor's Inn located at Interstate 40 at Davis Drive (Exit 280) in Research Triangle Park, N.C. Shareholders of record at close of business on Monday, March 24, 2003, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Materials for the Annual Meeting were mailed Monday, April 7, 2003.

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement digital-communications and audio-enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, and Internet-based, automatic vehicle monitoring systems -- enhance public transportation around the globe. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies worldwide capture, arrest and prosecute criminals.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation implied in a forward-looking statement will prove correct, or that the contemplated event or result will occur as anticipated. The risks associated with forward-looking statements include, but are not limited to, product demand and market acceptance risks, the impact of competitive products and pricing, the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions, the results of implementing the Company's business plan, and the impact on the Company of its relationship with its lender. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements.

    For More Information, Please Refer to: www.digrec.com.

    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214/378-4776
             Fax: 214/378-8437
             E-Mail: veronicam@digrec.com